Exhibit (a)(1)(C)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

La Jolla Pharmaceutical Company

at

$6.23 Net Per Share

by

Innoviva Acquisition Sub, Inc.

a wholly owned subsidiary of

Innoviva, Inc.

July 25, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Innoviva Acquisition Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Innoviva, Inc., a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), at a price of $6.23 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated July 25, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer and withdrawal rights expire one minute after 11:59 P.M., New York City time, on August 19, 2022, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”). The Offer is conditioned upon, among other things, the satisfaction of (i) the Minimum Condition (as described below) and (ii) the HSR Condition (as described below). The Minimum Condition requires that the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer on or prior to the Expiration Time, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement, represent at least one more Share than fifty percent (50%) of the Shares outstanding at the Expiration Time. The HSR Condition requires that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated and a governmental body of competent jurisdiction shall not have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. A return envelope addressed to the Computershare the Depositary for your use only.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 19, 2022, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 10, 2022 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and La Jolla. The Merger Agreement provides, among other things, that following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will merge with and into La Jolla (the “Merger”), with La Jolla continuing as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by the Expiration Time.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.

Very truly yours,

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call (Toll-Free): (888) 644-6071

Banks and Brokers Call: (212) 269-5550

By Email: LJPC@dfking.com

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.